UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER

SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION

OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

000-50950

(Commission File Number)

VALLEY BANCORP

(Exact name of Registrant as specified in its charter)

1300 S. Jones Boulevard, Las Vegas, Nevada 89146

(Address, including zip code of registrant’s principal executive offices)

(702) 821-4100

(Registrant’s telephone number)

Common Stock, $0.73 par value

(Title of each class of securities covered by this Form)

N/A

(Title of all other classes of securities for which a duty to file reports remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

☒ Rule 12g-4(a)(1)(i)	☒ Rule 12h-3(b)(1)(i)
☐ Rule 12g-4(a)(1)(ii)	☐ Rule 12h-3(b)(1)(ii)
☐ Rule 12g-4(a)(2)(i)	☐ Rule 12h-3(b)(2)(i)
☐ Rule 12g-4(a)(2)(ii)	☐ Rule 12h-3(b)(2)(ii)
☐ Rule 15d-6

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

Community Bancorp

Date: October 18, 2006	By:	/S/ CATHY ROBINSON
Cathy Robinson
Chief Financial Officer